Exhibit 5.1

1 June 2018

Matter No.:826268

Doc Ref: 104171561

(852) 2842 9511 /(852) 2842 9550

David.lamb@conyersdill.com

Charissa.ball@conyersdill.com

Sohu.com Limited

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road

Haidian District, Beijing 100190

People’s Republic of China

Dear Sirs

Sohu.com Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about 1 June 2018 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration of an aggregate of 1,148,565 Ordinary shares of par value US$0.001 per share of the Company (the “Ordinary Shares”) to be issued pursuant to the Sohu.com Limited 2018 Share Incentive Plan adopted as of 2 April 2018 (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	the Plan.

We have also reviewed and relied upon copies of (1) the amended and restated Memorandum and Articles of Association of the Company adopted on 2 April 2018, (2) the written resolutions of the sole director of the Company passed on 2 April 2018 (the “Board Resolutions”) and the written resolutions of the sole shareholder of the Company passed on 2 April 2018 (together with the Board Resolutions, the “Resolutions”), (3) a certificate of good standing of the Company dated 16 May 2018 (the “Certificate Date”) and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plan and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) the directors of the Company have acted for a proper purpose in approving the Board Resolutions, (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (g) that upon issue of any shares to be sold by the Company the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (h) the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission; (i) that on the date of issuance of any of the Ordinary Shares, the Company will have sufficient authorised but unissued Ordinary Shares, and (j) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We express no opinion with respect to the issuance of Ordinary Shares pursuant to any provision of the Plan that purports to obligate the Company to issue Ordinary Shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.	The Ordinary Shares, when issued and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue or holding of such shares).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman